Exhibit (a)(5)(EE)

On April 1, 2025, QXO, Inc. (“QXO”) updated the Newsroom section of its website, which website is available at www.qxo.com/news. Copies of the new materials posted to the website are filed herewith. Copies of the new articles referenced on the website are reproduced as Article 1, Article 2 and Article 3 below.

In the news 3/25/2025 Beacon Employees Imagine Their New Future Under QXO Read more 3/20/2025 Billionaire dealmaker backed by Jared Kushner seals $11bn takeover of US roofing group Read more 3/19/2025 Wall Street Journal — Building-Products Distributor QXO Clinches Deal for Beacon Roofing Read more 3/17/2025 Wall Street Journal — Building-Products Distributor QXO to Raise $830 Million in Latest Equity Offering

Article 1:

Building-Products Distributor QXO Clinches Deal for Beacon Roofing

Wall Street Journal

By Lauren Thomas

March 19, 2025

▪	The agreement comes after a hostile takeover attempt

Building-products distributor QXO has signed a deal for Beacon Roofing Supply after months of trying to clinch an agreement, executives told The Wall Street Journal.

QXO has agreed to pay $124.35 a share for the roofing- and building-products distributor, valuing Beacon at roughly $7.7 billion, or $11 billion including debt, they said. The deal is expected to be announced Thursday morning.

It marks the first big deal for QXO under founder and serial dealmaker Brad Jacobs, who said he plans to expand the business to more than $50 billion in annual sales. Beacon gets Jacobs about 20% of the way toward that goal, with roughly $10 billion in annual revenue.

“This is an industry where bigger is better,” Jacobs said in an interview. “We intend to make QXO very big, as quickly as possible.”

The two companies had said this month they were in friendly talks after QXO raised its offer by a dime a share, following a hostile takeover attempt.

QXO had initially privately submitted an all-cash offer at a price of $124.25 a share in November, but Beacon argued that proposal undervalued its business, among other concerns. That led QXO in January to publicly launch a tender offer (at that same price) and nominate 10 directors to serve on Beacon’s board. Beacon responded by adopting a so-called poison-pill takeover defense.

As part of the pending deal with Beacon, QXO is expected to drop its director nominations.

Beacon, based in Herndon, Va., is the largest publicly traded distributor of roofing materials and complementary building products in the U.S. and Canada.

Jacobs said building-products distribution is an $800 billion market that is highly fragmented, creating plenty of opportunities for dealmaking. (Home Depot last year bought roofing distributor SRS Distribution for more than $18 billion, including debt.)

He also said bigger secular trends, including a housing shortage in the U.S. and a need for more infrastructure spending across North America and Europe, bode well for the business.

Jacobs, who has built multibillion-dollar companies in waste management, logistics and other sectors through acquisitions, also said Beacon’s products are primarily made and sold in the U.S., making any impact from tariffs minimal.

QXO this week announced a fresh equity raise of $830 million, contingent on the Beacon deal closing, bringing the company’s total capital raised to date to about $6 billion. Jacobs said he expects to attract new investors now that QXO has struck its first deal.

Morgan Stanley served as the lead financial adviser to QXO, with Paul Weiss as lead legal counsel. JPMorgan Chase advised Beacon, with Sidley Austin and Simpson Thacher serving as legal advisers.

Article 2:

Billionaire dealmaker backed by Jared Kushner seals $11bn takeover of US roofing group

Financial Times

By Antoine Gara and Sujeet Indap

March 20, 2025

▪	Brad Jacobs agrees to buy Beacon Roofing Supply as first step in creation of building products ‘roll-up’

Serial dealmaker Brad Jacobs has prevailed in a hostile $11bn takeover of a roofing supply company, which he plans to use as a vehicle for an acquisition binge with the backing of investors Jared Kushner, Sequoia Heritage and the Walton family.

Jacobs’ publicly listed investment vehicle QXO has agreed to buy Beacon Roofing Supply, the second-largest distributor of roofing tiles and equipment in the US for $11bn, including debt. The deal marks one of the year’s largest corporate takeovers in what has been a relatively quiet mergers and acquisitions market.

The agreement, announced on Thursday, is the culmination of a months-long tussle between Jacobs and Beacon in which the billionaire financier had threatened to run a campaign to oust Beacon’s board of directors and take his offer directly to shareholders.

Jacobs’ QXO in January first publicly offered $124.25 per share for Beacon, a price that the target rebuffed as below its future standalone value. The price that Beacon agreed to on Thursday was just 10 cents higher than that original offer. The final price is almost a 40 per cent premium above Beacon’s share price before QXO’s acquisition interest had become public.

Jacobs has raised more than $6bn in equity from various investors including Affinity Partners, the private equity firm set up by Kushner, Donald Trump’s son-in-law, to finance his takeover of Beacon and other acquisitions.

“Acquiring Beacon is a key milestone in our plan to create substantial shareholder value and establish QXO as a leader in the $800bn building products distribution industry,” Jacobs said in a press release.

QXO has also studied a takeover of Rexel, a Paris-listed distributor of electrical supplies for homes that currently carries a market value of about $8bn. However, QXO’s initial acquisition effort last September was rejected by Rexel’s board of directors.

Jacobs, who had created multiple listed industrial consolidation “roll-up” vehicles including waste management group United Rentals and last-mile delivery group XPO Logistics, has said that Beacon, with $10bn in annual revenue, will be the first step in creating a building products supply company whose total annual revenue could reach $50bn.

Beacon had for months rebuffed Jacobs’ overture, leading QXO to launch an unsolicited tender offer in January and propose replacing the target’s entire board of directors.

The deal marks a rare all-cash, blockbuster transaction in an anaemic M&A market that has been hurt by persistently high interest rates and uncertainty stemming from Trump’s erratic economic policies.

QXO said it already had regulatory approval for the transaction in the US and Canada and could close its now friendly deal by the end of April.

If QXO completes the takeover, the company will return to the market to raise billions more in new equity financing and use Beacon as a platform to conduct more large takeovers, according to people briefed on Jacobs’ plans.

Article 3:

Beacon Employees Imagine Their New Future Under QXO

Roofing Contractor

By Bryan Gottlieb

March 26, 2025

▪	As details get ironed out ahead of QXO’s closing on the Beacon acquisition, what is the mood among the rank-and-file?

Editor’s Note: As Beacon transitions, Roofing Contractor will explore QXO’s purchase of the No. 2 roofing distributor and its implications for employees, clients and the industry; this is the first article in a series.

Last Thursday morning, the announcement that Beacon Building Products would soon change ownership culminated a months-long struggle between the reality known by over 8,000 employees across more than 530 branches in North America and what the future holds as QXO takes the reins.

Brad Jacobs, founder and CEO of the AI-focused start-up QXO, held a virtual town hall with around 3,000 Beacon employees following the announcement, starting a weeks-long effort to build trust between Beacon's rank-and-file and the new leadership.

As the countdown toward the close clicks, anticipated by the end of April, more questions than answers remain. Still, combining observations made by Beacon employees on social media alongside comments Jacobs has made during past interviews offers some perspective.

What Are Beacon Employees Thinking?

A company with thousands of employees is not a monolith, so it’s hard to answer that question directly. Still, a scroll through the social media landscape offers what would arguably be deemed bullish anticipation, at least based on what Beacon employees have posted on their personal Facebook and LinkedIn pages.

A particularly resonant post by James Darling, a Beacon branch manager from Grand Rapids, Mich., offered some valuable insight.

Darling wrote in a LinkedIn post following the announcement that while he first saw the QXO-Beacon acquisition as a chance to bring financial strength and a broad industry perspective from leaders outside of distribution and roofing, his aperture widened after a conversation with one of his leadership trainees, or LT, in Beacon parlance.

“I originally thought the biggest opportunity with the QXO/Beacon acquisition would be the financial strength and 10,000-foot perspective of our industry, from well-seasoned people, who have experience in related or peripheral industries but not necessarily distribution or roofing distribution, in particular.”

His trainee, a recent college graduate with less than two years at the company, provided an assessment that Darling recognized as perhaps the most insightful perspective on the transition, given that the LT is part of a group all roughly the same age and going through their first acquisition.

“The QXO acquisition actually just hit a reset button for every Beacon employee,“ the LT said.

Darling wrote: “Yes, there is definitely new opportunity for growth for EVERY existing Beacon employee because of the vision and growth that Brad Jacobs is forecasting. More importantly, though,

now, no matter how long current employees have been with Beacon, we’ve all only been with QXO for one day.

“[T]he QXO acquisition has given us ALL an opportunity to start fresh. Regardless of your position, your tenure with the company, your tenure in the industry, Monday will be day 3 for all of us!

“If Beacon already checked all your boxes for a great career job, or if your time at Beacon hasn’t been exactly what you’d hoped, your attitude Monday and each of the next days will tell a story.”

He concluded by reiterating something Jacobs asked of the participants on the team call last Thursday:

“As Mr. Jacob’s said on the teams call Thursday, ‘please don’t quit.’ Don’t let someone else’s opinion or trepidation interfere with what I truly believe will be the biggest step forward in every QXO employee’s career.”

Kylee Coffman, head of Digital Program Management and Quality Assurance and chair of Beacon’s Tech Exchange Committee, echoed Darling’s optimism and, as a member of Beacon’s digital team, would likely be plugged into QXO’s AI-focused infusion seeking efficiency gains.

“Big news today! With the announcement of QXO’s acquisition of Beacon and having just been in an introductory call with QXO CEO Brad Jacobs, I’m looking forward to the incredible opportunities this brings for innovation, digital transformation, and operational excellence,” Coffman wrote.

“Since joining Beacon’s digital team nearly three years ago, I’ve been fortunate to be part of an incredible transformation,” she continued. “As the building materials industry continues to evolve, I’m excited to be part of a team leading the charge in digital innovation and distribution.”

Of course, being positive and Pollyannaish can be a fine line, which one recruiter sought to note. Nicole Hicks, a career coach, wrote of the merger that uncertainty and remaining positive are not mutually exclusive.

“I’ve experienced this twice over; hence, why I now help others in similar situations, looking for options. If you are ready to explore and educate yourself on alternatives, shoot me a note,” Hicks wrote.

“Even if you’re not ready to make a move but want knowledge that you can eventually tap into, that’s ok- I’m here for that too,” she added. “Sometimes, knowing that you have options is the piece [sic] of mind you need … Be proactive and bet on yourself.”

Charles Mollen, a former operations manager at Beacon, commented on QXO’s Facebook post about the announcement: “Hopefully QXO will evaluate its newest acquisition from the ground up and make the necessary changes and improvements.”

***

The Man in the Wheelhouse

Jacobs understands the art of leadership, as demonstrated by his ability to create and take companies public, notably XPO, formerly XPO Logistics.

In a 2023 interview with Kristin Peck, CEO of Zoetis, a pharmaceutical company, Jacobs remarked that skills are fungible — attitude is the key to building an A-list team.

“Apart from the skills and making sure everyone is trained for the job, you want people who are happy, who are upbeat, who are energetic, who get along with other people,” he said. “People who are honest. People who are team players.”

During a January 2024 “Goldman Sachs Talks” podcast, he urged, “Don’t take the ordinary path. Think of some extraordinary path, some outrageously, fantastic, wonderful goal that’s just like, ‘whoa, if I did that, well, I’d be amazing,’” a statement that encapsulates his approach to business.

A post on X, formerly Twitter, by @Sophoninvest, who identified themselves as a former Bain Capital Management strategy consultant and current hedge fund manager, wrote glowingly of Jacobs:

“If history repeats itself, $QXO will be a multi-bagger. Helmed by Brad Jacobs, who built United Rentals, United Waste, and XPO Logistics — all M&A intensive roll-up platforms — he is famous for being better at integrations than anyone on the Street.”

In his Goldman Sachs interview, Jacobs discussed how he managed business during times of uncertainty, which seems particularly insightful in light of today’s business environment:

“Your question, how did I navigate those? You just deal with it. I mean, you run a business. You run a business that's set up for all weather. It's not just a fair-weather business. But it's a business that's got a product or a service that customers actually want. Customers actually need. And you make sure that you're giving the quality of service that's better than the competition. And what defines that is different in different industries. And something that the customer really values so that you're going to be gaining market share.”

***

And, lest Beacon employees believe their sentiments were solely expressed for posterity, Jacobs took the time and replied to Darling's post, writing:

“I appreciate you writing this, James. I read it twice. Thank you. And definitely don’t quit. Give us the benefit of the doubt and a little bit of time,” Jacobs wrote.

“We will no doubt mess up something here and there, cuz that’s how life goes — but I’m certain we will accomplish great things together. We have a strong foundation — now let’s build more!” he added.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that QXO’s proposed acquisition of Beacon Roofing Supply, Inc. (“Beacon”) may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including uncertainties as to how many of stockholders of Beacon will tender their shares in the outstanding tender offer by QXO and Queen MergerCo, Inc. (the “Purchaser”) to acquire the outstanding shares of Beacon’s common stock; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement by and among QXO, the Purchaser and Beacon, including circumstances that require Beacon to pay a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impact of legislative, regulatory, economic, competitive and technological changes; (ix) QXO’s ability to finance the proposed transaction, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) the risks and uncertainties set forth in QXO’s and Beacon’s filings with the Securities and Exchange Commission (the “SEC”), including each company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

The information herein for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and the Purchaser filed a Tender Offer Statement on Schedule TO with the SEC, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC, as each may be amended from time to time. Investors and security holders are urged to carefully read these materials as they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, the Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, these materials will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.